Exhibit 1

AudioCodes Press Release

P R E S S  R E L E A S E

Company Contacts		IR Agency Contact
Niran Baruch, VP Finance & Chief Financial Officer AudioCodes Tel: +972-3-976-4000 Niran.baruch@audiocodes.com	Shirley Nakar, Director, Investor Relations AudioCodes Tel: +972-3-976-4000 shirley@audiocodes.com	Brett Maas, Managing Director Hayden IR Tel: +1-646-536-7331 brett@haydenir.com

AudioCodes Reports Third Quarter 2020 Results

Lod, Israel – October 27, 2020 - AudioCodes (NASDAQ: AUDC) Press Release

Third Quarter Highlights

•	Quarterly revenues increased by 10% year-over-year to $56.6 million;

•	Quarterly service revenues increased by 19.9% year-over-year to $19.6 million; and

•	Quarterly UC-SIP revenues increased by about 20% year-over-year.

•	GAAP results:

•	Quarterly GAAP gross margin percentage was 67.1%;

•	Quarterly GAAP operating margin percentage was 19.8%; and

•	Quarterly GAAP net income was $7.0 million, or $0.20 per diluted share.

•	Non-GAAP results:

•	Quarterly Non-GAAP gross margin percentage was 67.4%;

•	Quarterly Non-GAAP operating margin percentage was 23.7%; and

•	Quarterly Non-GAAP net income was $13.3 million, or $0.38 per diluted share.

•	Net cash provided by operating activities was $10.9 million for the quarter.

•	AudioCodes declared a cash dividend of 14 cents per share. The dividend, in the aggregate amount of $4.6 million, was paid on September 1, 2020.

AudioCodes Reports Third Quarter 2020 Results	Page 1 of 10

AudioCodes Press Release

Details

AudioCodes, a leading vendor of advanced communications software, products and productivity solutions for the digital workplace, today announced financial results for the third quarter ended September 30, 2020.

Revenues for the third quarter of 2020 were $56.6 million compared to $53.5 million for the second quarter of 2020 and $51.4 million for the third quarter of 2019.

Net income was $7.0 million, or $0.20 per diluted share, for the third quarter of 2020, compared to $4.4 million, or $0.14 per diluted share, for the third quarter of 2019.

On a Non-GAAP basis, net income was $13.3 million, or $0.38 per diluted share, for the third quarter of 2020 compared to $7.4 million, or $0.24 per diluted share, for the third quarter of 2019.

Non-GAAP net income excludes: (i) share-based compensation expenses; (ii) amortization expenses related to intangible assets; (iii) expenses or income related to revaluation of an earn-out liability in connection with the acquisition of Active Communications Europe; (iv) financial income or expenses related to exchange rate differences in connection with revaluation of assets and liabilities in non-dollar denominated currencies and (v) non-cash deferred tax expenses. A reconciliation of net income on a GAAP basis to a non-GAAP basis is provided in the tables that accompany the condensed consolidated financial statements contained in this press release.

Net cash provided by operating activities was $10.9 million for the third quarter of 2020. Cash and cash equivalents, long- and short-term bank deposits and long- and short-term marketable securities were $176.4 million as of September 30, 2020 compared to $71.9 million as of December 31, 2019. The increase in cash and cash equivalents, long- and short-term bank deposits and long- and short-term marketable securities was the result of the receipt of the net proceeds of the Company’s public offering in June 2020, as well as due to cash provided by operating activities offset, in part, by the payment of cash dividends during 2020.

“We are pleased to report record financial results for the third quarter of 2020,” said Shabtai Adlersberg, President and Chief Executive Officer of AudioCodes. “With work-from-home (WFH) becoming the new normal in today’s world, we see Collaboration taking center stage in enabling the agenda and implementation plans of many organizations in order to enhance their productivity and competitiveness in the markets they serve. This trend has driven the accelerated transition to a digital workplace by many enterprises, and presents us with an opportunity to take part in this accelerated digital transformation trend and increased reliance on digital collaboration tools.”

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AudioCodes Press Release

Mr. Adlersberg continued, “As a result, we experienced strong demand and business momentum across the key segments we serve such as the UCaaS and Contact Center markets. Coupling this favorable business momentum with our continued improved efficiency and productivity, we improved our financial performance year-over-year to record levels. Underscoring our financial success were improved gross margin and operating margin, increase of net income above 75% compared to the year-ago-quarter, and strong cash flow from operations.

“We continued to experience increased demand and activity related to the Microsoft Teams collaboration solution. As in previous quarters, we continued to make progress in our Voice.ai business, including with our Meeting Insights which targets meetings recap applications, the Voice.ai Gateway, which facilitates voice interaction with virtual agents, and in our Voca business where we saw increased demand for conversational AI. Looking forward, we expect that Collaboration and WFH will continue to drive success in our business and remain a mainstream industry trend for coming years. We plan to continue our investment in future solutions and product offerings in the UCaaS market and focus on the return on investment to our shareholders," concluded Mr. Adlersberg.

Cash Dividend

On August 5, 2020, the Company declared a cash dividend of $0.14 per share. The dividend, in the aggregate amount of $4.6 million, was paid on September 1, 2020 to all of the Company’s shareholders of record on August 17, 2020.

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AudioCodes Press Release

Conference Call & Web Cast Information

AudioCodes will conduct a conference call at 8:30 A.M., Eastern Time today to discuss the Company's third quarter of 2020 operating performance, financial results and outlook. Interested parties may participate in the conference call by dialing one the following numbers:

United States Participants: +1 (877) 407-0778

International Participants: +1 (201) 689-8565

The conference call will also be simultaneously webcast. Investors are invited to listen to the call live via webcast at the AudioCodes investor website at http://www.audiocodes.com/investors-lobby

Follow AudioCodes’ social media channels:

AudioCodes invites you to join our online community and follow us on: AudioCodes Voice Blog, LinkedIn, Twitter, Facebook, and YouTube.

About AudioCodes

AudioCodes Ltd. (NASDAQ, TASE: AUDC) is a leading vendor of advanced communications software, products and productivity solutions for the digital workplace. AudioCodes enables enterprises and service providers to build and operate all-IP voice networks for unified communications, contact centers, and hosted business services. AudioCodes offers a broad range of innovative products, solutions and services that are used by large multi-national enterprises and leading tier-1 operators around the world.

For more information on AudioCodes, visit http://www.audiocodes.com.

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and the demand for existing products; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development, upgrades and the ability to manage changes in market conditions as needed; possible need for additional financing; the ability to satisfy covenants in the Company’s loan agreements; possible disruptions from acquisitions; the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes’ business; possible adverse impact of the COVID-19 pandemic on our business and results of operations; and other factors detailed in AudioCodes' filings with the U.S. Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

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AudioCodes Press Release

©2020 AudioCodes Ltd. All rights reserved. AudioCodes, AC, HD VoIP, HD VoIP Sounds Better, IPmedia, Mediant, MediaPack, What’s Inside Matters, OSN, SmartTAP, User Management Pack, VMAS, VoIPerfect, VoIPerfectHD, Your Gateway To VoIP, 3GX, VocaNom, AudioCodes One Voice, AudioCodes Meeting Insights, AudioCodes Room Experience and CloudBond are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

Summary financial data follows

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AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	September 30,	December 31,
	2020	2019
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$58,635	$64,773
Restricted cash	5,000	5,000
Short-term and restricted bank deposits	84,742	1,416
Short-term marketable securities and accrued interest	247	-
Trade receivables, net	31,154	27,501
Other receivables and prepaid expenses	8,742	5,626
Inventories	30,322	28,275
Total current assets	218,842	132,591

LONG-TERM ASSETS:
Long-term and restricted bank deposits	$469	$694
Long-term marketable securities and accrued interest	27,281	-
Deferred tax assets	12,787	20,466
Operating lease right-of-use assets	25,901	29,688
Severance pay funds	19,370	19,370
Total long-term assets	85,808	70,218

PROPERTY AND EQUIPMENT, NET	4,622	4,392

GOODWILL, INTANGIBLE ASSETS AND OTHER, NET	36,874	37,123

Total assets	$346,146	$244,324

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term bank loans	$1,525	$2,473
Trade payables	6,594	6,628
Other payables and accrued expenses	25,436	24,692
IIA settlement liability	10,885	10,750
Deferred revenues	36,175	33,538
Short-term operating lease liabilities	8,535	8,579
Total current liabilities	89,150	86,660

LONG-TERM LIABILITIES:
Accrued severance pay	$20,736	$20,313
Long-term bank loans	300	1,200
IIA settlement liability	10,885	10,749
Deferred revenues and other liabilities	11,050	9,831
Long-term operating lease liabilities	17,568	23,097
Total long-term liabilities	60,539	65,190

Total shareholders’ equity	196,457	92,474
Total liabilities and shareholders' equity	$346,146	$244,324

AudioCodes Reports Third Quarter 2020 Results	Page 6 of 10

AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Revenues:
Products	$107,688	$100,375	$36,987	$35,079
Services	54,420	47,115	19,577	16,333
Total Revenues	162,108	147,490	56,564	51,412
Cost of revenues:
Products	42,313	43,682	14,520	15,532
Services	11,839	10,914	4,065	3,529
Total Cost of revenues	54,152	54,596	18,585	19,061
Gross profit	107,956	92,894	37,979	32,351
Operating expenses:
Research and development, net	33,544	30,258	10,738	10,599
Selling and marketing	38,107	37,885	12,521	12,665
General and administrative	10,073	8,354	3,495	3,091
Total operating expenses	81,724	76,497	26,754	26,355
Operating income	26,232	16,397	11,225	5,996
Financial income (expenses), net	958	(1,992)	504	(913)
Income before taxes on income	27,190	14,405	11,729	5,083
Taxes on income, net	(8,323)	(2,195)	(4,765)	(716)
Net income	$18,867	$12,210	$6,964	$4,367
Basic net earnings per share	$0.61	$0.42	$0.21	$0.15
Diluted net earnings per share	$0.58	$0.40	$0.20	$0.14
Weighted average number of shares used in computing basic net earnings per share (in thousands)	30,951	29,195	32,673	29,157
Weighted average number of shares used in computing diluted net earnings per share (in thousands)	32,484	30,705	34,198	30,642

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AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
GAAP net income	$18,867	$12,210	$6,964	$4,367
GAAP net earnings per share	$0.58	$0.40	$0.20	$0.14
Cost of revenues:
Share-based compensation (1)	157	121	58	55
Amortization expenses (2)	204	204	68	68
	361	325	126	123
Research and development, net:
Share-based compensation (1)	764	648	274	226
Selling and marketing:
Share-based compensation (1)	2,668	1,360	1,045	606
Amortization expenses (2)	45	45	15	15
	2,713	1,405	1,060	621
General and administrative:
Share-based compensation (1)	1,984	1,204	720	465
Revaluation of earn-out liability (3)	-	(23)	-	-
	1,984	1,181	720	465
Financial expenses:
Exchange rate differences (4)	(871)	2,330	(418)	1,072

Income taxes:
Deferred tax expense (5)	7,678	1,632	4,524	544
Non-GAAP net income	$31,496	$19,731	$13,250	$7,418
Non-GAAP diluted net earnings per share	$0.96	$0.63	$0.38	$0.24

(1)	Share-based compensation expenses related to options and restricted share units granted to employees and others.
(2)	Amortization of intangible assets related to the acquisitions of Active Communications Europe assets.
(3)	Expenses or income related to revaluation of an earn-out liability in connection with the acquisition of Active Communications Europe.
(4)	Financial income or expenses related to exchange rate differences in connection with revaluation of assets and liabilities in non-dollar denominated currencies.
(5)	Non-cash deferred tax expenses.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

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AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended		Three months ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$18,867	$12,210	$6,964	$4,367
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,681	1,522	562	542
Amortization of marketable securities premiums and accretion of discounts, net	38	79	38	-
Increase (decrease) in accrued severance pay, net	423	124	(201)	239
Share-based compensation expenses	5,573	3,333	2,097	1,352
Decrease in deferred tax assets, net	7,637	1,481	4,510	528
Increase (decrease) in accrued interest and exchange rate effect of loans, marketable securities and bank deposits	(19)	120	(20)	(39)
Decrease in operating lease right-of-use assets	5,720	5,901	1,822	1,838
Decrease in operating lease liabilities	(7,506)	(5,516)	(3,322)	(2,803)
Changes in IIA settlement liability, net	271	-	210	-
Decrease (increase) in trade receivables, net	(3,653)	(2,006)	(1,010)	617
Decrease (increase) in other receivables and prepaid expenses	(1,749)	482	(1,732)	279
Increase in inventories	(2,454)	(7,677)	(1,046)	(421)
Increase (decrease) in trade payables	(34)	1,631	1,983	(2,036)
Increase (decrease) in other payables and accrued expenses	(304)	1,424	673))	(641)
Increase in deferred revenues	3,898	7,648	692	217
Net cash provided by operating activities	28,389	20,756	10,874	4,039
Cash flows from investing activities:
Investment in short-term deposits	(84,000)	-	(84,000)	-
Proceeds from short-term deposits	674	10,962	223	4,991
Proceeds from long-term deposits	225	900	75	300
Proceeds from redemption of marketable securities	-	19,385	-	-
Purchase of marketable securities	(27,664)	(10,006)	(27,664)	(10,006)
Purchase of property and equipment	(1,112)	(1,676)	(471)	(315)
Net cash provided by (used in) investing activities	(111,877)	19,565	(111,837)	(5,030)

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AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended		Three months ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Cash flows from financing activities:
Purchase of treasury shares	-	(8,002)	-	-
Repayment of bank loans	(1,865)	(1,853)	(627)	(616)
Cash dividends paid to shareholders	(7,587)	(6,720)	(3,721)	(3,502)
Payment related to the acquisition of ACS	-	(410)	-	-
Proceeds from issuance of shares, net	85,426	-	(228)	-
Proceeds from issuance of shares upon exercise of options and warrants	1,376	2,233	325	771
Net cash provided by (used in) financing activities	77,350	(14,752)	(4,251)	(3,347)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(6,138)	25,569	(105,214)	(4,338)
Cash, cash equivalents and restricted cash at beginning of period	69,773	31,503	168,849	61,410
Cash, cash equivalents and restricted cash at end of period	$63,635	$57,072	$63,635	$57,072

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